Exhibit 99.2
NEWS RELEASE
FOR IMMEDIATE RELEASE

Company Contact:	Investor Contact:
Stan Fronczkowski	Hayden Communications
Chief Financial Officer	Brett Maas (brett@haydenir.com)
(302) 456-6789	(646) 536-7331
www.sdix.com
Strategic Diagnostics Announces New Board Appointments
NEWARK, Del., March 18, 2008 — Strategic Diagnostics Inc. (Nasdaq: SDIX), announced today that Steven R. Becker and Richard van den Broek have been appointed to the Board of Directors of the Company, effective March 12, 2008. Messrs. Becker and van den Broek will be members of Class I and Class II, respectively, of the Board, and their terms are scheduled to expire at the annual meetings of stockholders to be held in 2009 and 2008, respectively. The Company anticipates nominating Messrs. Becker and van den Broek for reelection at those meetings.
“We welcome Steve and Rich to our board,” commented Matt Knight, President and CEO. “SDI is increasingly focused on the life sciences markets. Both Rich and Steve have developed a solid understanding of SDI, our competitive position, and the opportunities we are pursuing. Both gentlemen have been active and successful life science investors. We look forward to their contributions in advancing the Company’s ability to access strategic opportunities in these markets.”
Mr. Becker has served as the managing partner and founder of Greenway Capital, a Dallas-based small cap investment fund, since September 2004. Greenway focuses primarily on investing in small public companies with a concentration in healthcare and technology businesses.
Mr. van den Broek has been managing partner at HSMR Advisors, LLC, an investment fund focused on the biotechnology industry, since 2004. From 2000 to 2004, Mr. van den Broek was a partner and Executive Vice President at Cooper Hill Partners, LLC, an investment fund focused on the healthcare industry. Prior to 2000 Mr. van den Broek was a biotech analyst at Merrill Lynch and Hambrecht and Quist Capital Management, LLC.
About Strategic Diagnostics Inc.
Strategic Diagnostics Inc. (SDI) is an antibody technology company; developing, commercializing and marketing innovative and proprietary biotechnology solutions that preserve and enhance the quality of human health. SDI’s antibody division supplies critical reagents used in the diagnosis of disease. The Company’s new Genomic Antibody Technology® is gaining wide adoption in producing custom research reagents for applied proteomic research, and drug/biomarker discovery among academic, biotech and large pharmaceutical customers. The Company’s SEQer® antibody catalog is the fastest growing collection of polyclonal antibodies for cancer research. SDI scientists are experts in the development of immunoassays and are using the Company’s capacity for high throughput production of high quality antibodies to deliver content for a new generation of multiplex assays for use in biomarker discovery. For more information, visit the Company’s website at www.sdix.com.
This news release contains forward-looking statements reflecting SDI’s current expectations. When used in this press release, the words “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project” “plan” and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining fourth party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI’s public filings with the U.S. Securities and Exchange Commission.